Exhibit 99.1

Pacific Crossing Ltd. Files for Chapter 11 Protection from Creditors

•	Pacific Crossing Ltd., a majority-owned subsidiary of Asia Global Crossing Ltd., owns and operates PC-1, a trans-Pacific subsea cable system

•	Chapter 11 bankruptcy filing is not expected to affect service to customers

•	Debt of Pacific Crossing Ltd. is non-recourse to Asia Global Crossing Ltd.

Los Angeles — July 19, 2002 — Asia Global Crossing announced today that its majority-owned subsidiary Pacific Crossing Ltd. (PCL) and certain affiliates of PCL have commenced voluntary Chapter 11 cases in the United States Bankruptcy Court in Delaware.

PCL currently owes over $700 million under a limited recourse senior secured bank facility used to finance the construction of the PC-1 system. This bank facility is not guaranteed by and is non-recourse to Asia Global Crossing. In light of its near-term debt obligations and current market conditions for wholesale capacity sales, PCL’s Board of Directors determined that a filing under Chapter 11 was necessary to provide for an orderly process for maximizing the value for all of PCL’s creditors while ensuring that customers’ services across PC-1 would continue uninterrupted. The slowdown in sales of wholesale capacity over the past few quarters and the uncertain outlook for capacity sales over the next 12-18 months were factors that the PCL Board of Directors considered in determining that this action was the appropriate step for the Company. PCL does not expect customer service to be impacted by the filing.

PCL has recently engaged Dresdner Kleinwort Wasserstein to evaluate strategic alternatives, including a possible sale, financing, and or restructuring. PCL intends to continue this process during the Chapter 11 cases. As the owner of one of only two operating trans-Pacific cable systems with capacity, Asia Global Crossing believes PCL represents an attractive investment opportunity, particularly once PCL’s debts are restructured.

Asia Global Crossing does not expect PCL’s Chapter 11 bankruptcy filing to affect its own on-going debt and equity restructuring effort.

About Asia Global Crossing

Asia Global Crossing provides city-to-city connectivity and data communications solutions to pan-Asian and multinational enterprises, ISPs and carriers. Through a combination of undersea cables and terrestrial networks, Asia Global Crossing owns and operates the region’s first truly pan-Asian telecommunications network, which offers seamless connectivity among the major business centers of the Asia Pacific region. In addition, in combination with the Global Crossing Network, Asia Global Crossing provides access to more than 200 cities worldwide. Asia Global Crossing’s largest shareholders include Global Crossing, Softbank and Microsoft.

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Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; the ability of the Company to restructure its existing obligations and obtain new financing; changes in the nature of telecommunications regulation in the United States, Asia, and other countries and regions; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. One is cautioned not to put undue reliance on such forward-looking statements, which speak only as of the date of this press release. Asia Global Crossing expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION: ASIA GLOBAL CROSSING

Press contacts:	Investor contacts:
Madelyn Smith	Asia Global Crossing Investor Relations
Los Angeles, CA	Los Angeles, CA
+1 310 481 4716	+1 310 481 4783
+1 310 962 9644
madelyn.smith@asiaglobalcrossing.com

Selene Lo
Hong Kong
+852 2121 2936
+852 9127 9038
selene.lo@asiaglobalcrossing.com

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